Exhibit 8(a)

BINGHAM McCUTCHEN

(BINGHAM McCUTCHEN LETTERHEAD)

November 9, 2004

Westamerica Bancorporation
1108 Fifth Avenue
San Rafael, California 94901

Merger of Redwood Empire Bancorp with Westamerica
Bancorporation

Ladies and Gentlemen:

You have asked for our opinion as to certain federal income tax consequences of the merger (the “Merger”) of Redwood Empire Bancorp, a California corporation (“Redwood Empire”), and Westamerica Bancorporation, a California corporation (“Westamerica”). The terms of the Merger are set forth in the Agreement and Plan of Reorganization, dated as of August 25,2004, to which Westamerica, Westamerica Bank, a California banking corporation, Redwood Empire and National Bank of the Redwoods, a national banking association, are parties (the “Agreement”). Capitalized terms used in this letter without definition have the respective meanings given them in the Agreement.

The Agreement provides that Redwood Empire will be merged with and into Westamerica on the Effective Date upon the filing of the Agreement of Merger and officers’ certificates prescribed by the California General Corporation Law. In the Merger, the issued and outstanding Redwood Empire Shares (other than Redwood Empire Shares for which dissenters’ rights are perfected) will be converted into the right to receive from Westamerica the Westamerica Shares and cash described in the Agreement.

For purposes of rendering this opinion we have examined and relied upon (without any independent investigation or review) the truth, correctness and completeness at all relevant times of the statements, covenants, representations and warranties contained in the Agreement, in the Registration Statement of Westamerica on Form S-4 to which this opinion is an exhibit (the “Registration Statement”), and in the officer’s tax certificates delivered to us

Westamerica Bancorporation
November 9, 2004

by Redwood Empire and Westamerica, and such other instruments and documents as we have deemed necessary.

Further, for purposes of rendering this opinion we have made the following assumptions (without any independent investigation or review):

1. Original documents submitted to us (including signatures) are authentic, documents submitted to us as copies conform to the original documents and all such documents either have been or will be as of the Effective Date duly and validly executed and delivered where such execution and delivery are prerequisites to effectiveness;

2. All facts, statements, covenants, representations and warranties contained in any of the documents referred to herein or otherwise made to us in connection with the Merger, including without limitation the officer’s tax certificates delivered to us by Redwood Empire and Westamerica, are true, correct and complete in all respects as of the date hereof and will be true, correct and complete in all respects as of the Effective Time (and that any such factual representations, warranties, or statements made “to the best knowledge of,” “to the knowledge of,” or in the “belief of,” or otherwise similarly qualified, are true, correct and complete as of such times without any such qualification), and no actions have been (or will be) taken which are inconsistent with such facts, statements, covenants, representations and warranties;

3. The Merger will be consummated in accordance with the terms of the Agreement and the Merger will be effective under the California General Corporation Law; and

4. The Merger will be reported by Redwood Empire and Westamerica on their respective federal income tax returns in a manner consistent with the opinion set forth below.

Based upon our understanding of the transaction as described above and the assumptions contained herein, and subject to the limitations contained herein, it is our opinion that:

(i) The Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of IRC Section 368(a);

(ii) Westamerica and Redwood Empire will each be a party to such reorganization within the meaning of IRC Section 368(b);

Westamerica Bancorporation
November 9, 2004

(iii) The Merger will not result in any recognized gain or loss to Westamerica or Redwood Empire;

(iv) Except for the Cash Portion of the Merger Consideration and any cash received in lieu of any fractional share, no gain or loss will be recognized by holders of Redwood Empire Shares who receive Westamerica Shares in exchange for the Redwood Empire Shares which they hold;

(v) The holding period of Westamerica Shares exchanged for Redwood Empire Shares will include the holding period of the Redwood Empire Shares for which the Westamerica Shares are exchanged, assuming the Redwood Empire Shares are capital assets in the hands of the holder thereof at the Effective Date; and

(vi) The basis of the Westamerica Shares received in the exchange will be the same as the basis of the Redwood Empire Shares for which the Westamerica Shares are exchanged, decreased by the amount of any cash received and increased by the amount of any gain recognized on the exchange.

In the event that any one or more of the facts, statements, descriptions, covenants, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon. We do not undertake any responsibility for updating or revising our opinion in consequence of any such incorrect fact, statement, description, covenant, representation, warranty or assumption.

The opinion expressed herein is based upon and limited solely to the provisions of the IRC and the statutes, judicial decisions and administrative regulations and rulings interpreting the IRC, all as in effect on the date hereof and all of which are subject to change, either on a prospective or retroactive basis. We do not undertake any responsibility for updating or revising our opinion in consequence of any such change. We express only the opinion set forth above. This opinion does not address any other federal tax consequences or any state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction contemplated by the Agreement or undertaken in connection with, in contemplation of, or following the Merger).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to the name of our firm therein and under the caption “Legal Matters” in the Joint Proxy Statement/Prospectus furnished in connection with the offering of securities by Westamerica and the solicitation

Westamerica Bancorporation
November 9, 2004

of proxies by the Board of Directors of Redwood Empire. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely yours,

BINGHAM McCUTCHEN LLP